Exhibit 99.1

PRESS RELEASE

For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Reports Results for Fourth Quarter and Full Year 2008

Denver, Colorado; March 5, 2009 – Intrepid Potash, Inc. (NYSE:IPI), today announced fourth quarter and full year 2008 results with net income for the fourth quarter of 2008 of $22.7 million up from $4.7 million on a comparative pro forma basis from the fourth quarter of 2007.  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2008 increased to $41.4 million, a 251 percent increase on a comparative pro forma basis from $11.8 million in the fourth quarter of 2007.  Earnings for the fourth quarter of 2008 were $0.30 per diluted share, an increase of 400 percent from the comparable period of 2007.  On an annual pro forma basis, net income was $124.1 million, up from $17.6 million on a comparative basis for the full year 2007.  EBITDA for the full year 2008 on a pro forma basis was $215.1 million, a 432 percent increase compared to $40.4 million in 2007.  The pro forma earnings per diluted share for 2008 were $1.65 per share compared to $0.24 per diluted share in 2007.

Highlights for the Fourth Quarter 2008:

•                  The average net realized sales price for potash in the fourth quarter 2008 increased to $762 per short ton ($840 per metric tonne) compared to $224 per short ton ($247 per metric tonne) in the same period of 2007.

•                  As of December 31, 2008, we had $116.6 million of cash, no outstanding debt, and $125 million of availability under our revolving line of credit.  The cash balance at the first of March 2009 was approximately $98 million, with no outstanding debt, as we have built inventory and we continue to invest capital in our facilities.

•                  EBITDA increased to $41.4 million in the fourth quarter of 2008, compared to a pro forma amount of $11.8 million in the fourth quarter of 2007.

•                  Adjusted net income for the fourth quarter of 2008 increased to $24.3 million compared to adjusted pro forma net income of $3.1 million in the same period of 2007.

•                  Potash sales in the fourth quarter were 94,000 short tons compared to 215,000 short tons in the fourth quarter of 2007.

•                  Potash production in the quarter decreased to 201,000 short tons compared to 217,000 short tons produced in the fourth quarter of 2007.

•                  Average net realized sales price for langbeinite, which we market under the registered name of Trio®  increased to $323 per short ton ($356 per metric tonne) in the fourth quarter of 2008 compared to $137 per short ton ($151 per metric tonne) in the fourth quarter of 2007.

•                  Sales of Trio® were 17,000 tons in the fourth quarter of 2008 compared to 27,000 tons in the fourth quarter of 2007.

•                  Langbeinite production in the fourth quarter of 2008 decreased to 34,000 short tons, a 33 percent decrease from the 51,000 short tons produced in the fourth quarter of 2007.

•                  Gross margins in the fourth quarter of 2008 for potash increased to $479 per short ton or 63 percent compared to 22 percent in the three months ended December 31, 2007.  Gross margins for Trio® increased to $171 per short ton or 53 percent, up from 38 percent in the same period of 2007.

•                  Capital investments in the fourth quarter 2008 totaled $43.9 million.

“While the fourth quarter presented a number of challenges for the Company, as well as for the broader economy, Intrepid was still able to deliver solid results,” said Bob Jornayvaz, Intrepid’s  CEO.  “However we were not immune to the market uncertainty which began in the fourth quarter as indicated by our substantially lower sales volumes when compared to the same quarter in prior years.  We are diligently watching the potash market and taking the appropriate steps, including mine shutdowns, deferral of certain discretionary capital expenditures and reduced operation levels, to manage production, to maximize margin, and to effectively invest our capital.  Through this unprecedented period, we remain focused on margins and believe that maintaining our strong balance sheet and our potash-only strategy will allow us to perform for our stockholders.”

Market Conditions

The depth and breadth of the economic crisis, which began to impact Intrepid as well as other fertilizer producers in the fourth quarter of 2008 in the form of reduced sales volumes, has continued into the first quarter of 2009.  From the Company’s perspective there are a number of factors, such as overall lower commodity prices, volatile input pricing, buyer hesitation to purchase fertilizer, and significant uncertainty due to the economy, all of which are causing farmers to delay their fertilization decisions.  In the face of this market uncertainty, we are approaching 2009 thoughtfully and are focused on maintaining the strength of our balance sheet which allows us to retain a strong marketing position as it relates to the price of potash.  We intend to accomplish this by managing production volumes and cash and by adjusting our capital programs appropriately throughout the year.  Although we believe that long-term potash fundamentals are solid, we expect the near-term market conditions to remain erratic and unpredictable.  The potash market will guide business decisions in 2009, specifically those related to production and capital allocation.

Pricing Update

Our net realized prices for Potash and Trio® are displayed below:

	Potash		Langbeinite (Trio®)
	2008	2007	2008	2007
	(per short ton )
Average net sales price
Fourth Quarter	$762	$224	$323	$137
Third Quarter	$623	$193	$283	$137
Second Quarter	$425	$182	$188	$109
First Quarter	$295	$178	$123	$108

	Potash		Langbeinite (Trio®)
	December 31,		December 31,
	2008	2007	2008	2007
Average net sales price for the year ended	$486	$194	$192	$119

Fourth Quarter Results

Operating income for the fourth quarter of 2008 was $39.5 million compared to pro forma operating income of $5.7 million in the fourth quarter 2007.  Cash flows from operating activities were $22.2 million for the fourth quarter of 2008, which compares to $7.8 million for the fourth quarter of 2007.

Potash

During the fourth quarter of 2008, Intrepid produced 201,000 short tons of potash and sold 94,000 short tons of potash.  This compares to 217,000 tons produced and 215,000 tons sold in the fourth quarter of 2007.  Production declined in the fourth quarter 2008 relative to the prior year fourth quarter due primarily to lower production at the West Mine and East Mine which was primarily related to annual maintenance turnarounds, elective downtime for electrical upgrades and other maintenance work.  These declines were partially offset by higher production at our Moab Mine.  In addition, lower production at our Wendover and East facilities were due in part to the Company’s decision to reduce some production in the fourth quarter in response to the broader market conditions.

The 94,000 short tons of potash sold in the fourth quarter was at an average FOB net sales price of $762 per short ton as compared to an average FOB net sales price of $224 per short ton during the fourth quarter of 2007.

Our sales of red granular product into the agricultural market remain slow and are currently lagging historical seasonal sales levels, causing a corresponding rise in inventories.  The Company has also seen an increase in inventory levels of our white standard product at our facilities as the oil and natural gas drilling rig count has continued to decrease.  Due to this decrease in industrial demand, we have made an effort to re-process some of the white standard product through compaction so that we can sell it into the agriculture market when demand returns.

Our potash “cash” cost of goods sold, which is our total cost of goods sold excluding depreciation, depletion and amortization, royalties, and by-product credits, increased to $267 per short ton in the fourth quarter of 2008 from $162 per short ton in the fourth quarter of 2007.   The cost per ton amount is higher than previous quarters predominantly as a result of the scheduled maintenance turnaround work performed in the fourth quarter in Carlsbad, whereby costs were expended without generating product tons, therefore the costs per ton increased.  It is important to understand that because production rates slowed into the end of the year, product currently being held in inventory has a higher related per ton cost than our average for 2008. The Company expects it could take several quarters for this relatively higher cost inventory to work through the system.

Langbeinite - Trio®

During the fourth quarter, Intrepid produced 34,000 short tons of langbeinite.  We market our langbeinite under the registered name of Trio®.  Our langbeinite production was 33 percent lower than the 51,000 short tons produced during the fourth quarter of 2007. The decrease in langbeinite production was largely driven by decreased ore throughput, changes in our operating rate resulting primarily from increased maintenance work in the quarter, and the Company’s decision to reduce production activities.

Intrepid sold 17,000 short tons of Trio® in the fourth quarter 2008 at an average FOB or net sales price of $323 per short ton as compared to 27,000 tons at an average FOB price of $137 per short ton in the prior year’s fourth quarter.

Full Year 2008 Results

Operating income on a pro forma basis for the full year of 2008 was $197.5 million, compared to $27.9 million for the full year 2007.  Cash flows from operating activities were $158.0 million for the full year 2008, compared to $39.0 million for the full year 2007.

Pro forma EBITDA increased to $215.1 million for 2008, compared to $40.4 million for the full year 2007. Pro forma adjusted net income for the full year 2008 increased to $121.6 million, compared to $15.5 million for the full year 2007.

Potash

For the pro forma full year 2008, Intrepid produced 836,000 short tons of potash and sold 724,000 short tons of potash.  This compares to 877,000 tons produced and 893,000 tons sold in 2007. Average net sales price for potash for the pro forma full year increased to $486 per short ton ($536 per metric tonne) compared to $194 per short ton ($214 per metric tonne) for the full year 2007.   For the full year 2008, our potash “cash” cost of goods sold increased on a pro forma basis to $170 per short ton compared to $128 per short ton for the full year 2007.  Gross margins for the pro forma full year 2008 for potash increased to $297 per short ton or 61 percent compared to 29 percent in the full year 2007.

Langbeinite - Trio®

For the pro forma full year 2008, we produced 197,000 short tons of langbeinite compared to 177,000 short tons in 2007, an 11 percent increase.  For the pro forma full year 2008 Intrepid sold 207,000 short tons of Trio® at an average FOB or net sales price of $192 per short ton ($212 per metric tonne)  as compared to 158,000 tons at an average FOB or net sales price of

$119 per short ton ($131 per metric tonne) in the prior year.  Gross margins for Trio® increased to $79 per short ton or 41 percent in 2008, up from 15 percent in 2007.

Capital Investment

During 2008, Intrepid invested $94.0 million related to the 2008 capital program.  Intrepid believes it is important to continue to invest in capital projects that add sustainability and improve the overall long-term efficiency of our operations.  The Company expects to invest approximately $100-$140 million towards capital projects in 2009.  In order to provide flexibility, the Company has built a matrix of capital projects which can be adjusted, both in terms of scope and investment, throughout the year based on the condition of the potash market.  In 2009, we anticipate investing approximately $45-65 million on sustainability and improvement projects with the remaining $55-$75 million focused on investments in opportunity projects.  A few of our planned 2009 capital investment projects include:

•                  Complete the installation of the underground horizontal ore storage system in our West mine and complete a project to improve potash recoveries at the West Mine mill;

•                  Install new thickeners to improve potash recoveries at the East Mine;

•                  Continue pilot plant work and engineering related to increasing langbeinite recovery at our East facility;

•                  Continue engineering and purchases related to new compaction capacity at our North Facility;

•                  Drilling additional solution mining caverns at the Moab Mine;

•                  Continue engineering and design work related to reopening the North Mine.

HB Solar Solution Mine Update

As previously announced, the BLM notified the Company in January that it would require an Environmental Impact Statement (“EIS”) to evaluate the environmental impacts of the proposed HB Solar Solution Mine.  As a consequence, final permitting and approval of the HB Solar Solution Mine will be delayed and capital expenditures for it deferred while the EIS is completed.  Based on our discussions with the BLM, we presently anticipate that it will take approximately 18-24 months to complete the EIS process.  During 2009, we anticipate investing approximately $10 million towards the HB project.  We continue to prepare for construction of the HB Solar Solution Mine and intend to begin construction upon receipt of mine plan approval. The HB Mine is expected to ramp up production approximately one year after the start of construction and to be at full capacity after approximately two years.

The Company routinely posts important information about the Company on its website under the Investor Relations tab.  The Company’s website address is www.intrepidpotash.com.

Since operating income, pro forma operating income, adjusted net income, pro forma earnings per diluted share and EBITDA are non-GAAP financial measures it is necessary to reference the respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release.

Conference Call Information

The conference call to discuss fourth quarter and fiscal year end 2008 results is scheduled for March 6, 2009, at 9:00 a.m. (Mountain Time). The call participation number is (877) 419-5396.  A recording of the conference call will be available two hours after the completion of the call, at (800) 642-1687.  International participants can dial (706) 902-2295 to take part in the conference call and can access a replay of the call at (706) 645-9291.  All of the above calls will require the input of the conference identification number 82577123.  The call will also be streamed on the Intrepid Potash, Inc.’s website, www.intrepidpotash.com.  An audio recording of the conference call will be available at www.intrepidpotash.com through April 6, 2009.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that our expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine; changes in the prices of our raw materials, including but not limited to the price of natural gas; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; continued disruption in credit markets; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE QUARTERS ENDED DECEMBER 31, 2008 AND 2007

	For the Quarter Ended
	December 31, 2008		December 31, 2007

Production volume (in 000 short tons)
Potash	201		217
Langbeinite	34		51

Sales volume (in 000 short tons)
Potash	94		215
Langbeinite	17		27

Potash Statistics (per short ton)
Net sales price	$762		$224
COGS - exclusive of items shown separately below	267		162
Depreciation, depletion and amortization	(8	)(1)	9
Royalties	26		8
By-product credit	(25)		(12)
Total potash COGS	$260		$167
Warehousing and handling costs	23		8
Average potash gross margin	$479		$49

Trio ® Statistics (per short ton)
Net sales price	$323		$137
COGS - exclusive of items shown separately below	101		60
Depreciation, depletion and amortization	12		9
Royalties	16		7
Total Trio ® COGS	$129		$76
Warehousing and handling costs	23		9
Average Trio ® gross margin	$171		$52

(1)             In the fourth quarter we recorded a reduction to our DD&A expense of approximately $1.4 million resulting from an adjustment to our asset retirement obligation.  This item caused the per ton amount to be negative.  Had this adjustment not occurred our DD&A per ton for potash would have been $7 per ton for the quarter.

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS ENDED DECEMBER 31, 2008 AND 2007

(In thousands, except share and per share amount)

	Historical		Pro Forma
		Intrepid Mining LLC	Intrepid Mining LLC
	Intrepid Potash, Inc.	(Predecessor)	(Predecessor)
	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	December 31, 2008	December 31, 2007	December 31, 2007

Sales	$79,494	$56,320	$56,320

Less: Freight costs	2,189	5,029	5,029
Warehousing and handling costs	2,544	1,963	1,963
Cost of goods sold	26,731	37,788	38,008

Gross Margin	48,030	11,540	11,320

Selling and administrative	8,125	5,193	5,572
Accretion of asset retirement obligation	159	145	145
Business interruption insurance settlements	—	(389)	(389)
Loss on asset disposal and other	254	258	258
Operating Income	39,492	6,333	5,734

Other Income (Expense)
Interest expense, including derivatives	(2,703)	(2,763)	(1,067)
Interest income	312	1	1
Insurance settlements in excess of property losses	(19)	3,202	3,202
Other income (expense)	(465)	(94)	(94)

Income Before Income Taxes	36,617	6,679	7,776

Income Taxes (Expense) Benefit	(13,927)	—	(3,082)
Net Income	$22,690	$6,679	$4,694

Weighted Average Shares Outstanding:
Basic	74,843,165		75,020,932
Diluted	74,951,085		75,085,823

Earnings Per Share:
Basic	$0.30		$0.06
Diluted	$0.30		$0.06

INTREPID POTASH, INC.

SELECTED OPERATIONS DATA (UNAUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

			Intrepid Mining LLC
	Intrepid Potash, Inc.		(Predecessor)
	April 25, 2008		January 1, 2008	For the Full Year Ended
	Through		Through	Combined
	December 31, 2008		April 24, 2008	December 31, 2008(1)		December 31, 2007

Production volume (in 000 short tons)
Potash	556		280	836		877
Langbeinite	123		74	197		177

Sales volume (in 000 short tons)
Potash	455		269	724		893
Langbeinite	100		107	207		158

Potash Statistics (per short ton)
Net sales price	$591		$309	$486		$194
COGS - exclusive of items shown separately below	189		138	170		128
Depreciation, depletion and amortization	7	(2)	8	7	(2)	7
Royalties	20		10	16		7
By-product credit	(12)		(13)	(12)		(9)
Total potash COGS	$204		$143	$181		$133
Warehousing and handling costs	10		6	8		5
Average potash gross margin	$377		$160	$297		$56

Trio ® Statistics (per short ton)
Net sales price	$259		$130	$192		$119
COGS - exclusive of items shown separately below	86		77	82		76
Depreciation, depletion and amortization	12		10	11		13
Royalties	13		7	10		6
Total Trio ® COGS	$111		$94	$103		$95
Warehousing and handling costs	12		6	10		6
Average Trio ® gross margin	$136		$30	$79		$18

(1)             Combined December 31, 2008 information is the sum of the periods  April 1, 2008 through April 24, 2008 and April 25, 2008 through December 31, 2008.

(2)             In the fourth quarter we recorded a reduction to our DD&A expense of approximately $1.4 million resulting from an adjustment to our asset retirement obligation.  This item caused the per ton amount to be negative.  Had this adjustment not occurred our DD&A per ton for potash would have been $10 per ton for the full year and $9 per ton for the period April 25, 2008 through December 31, 2008.

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

(In thousands, except share and per share amounts)

		Historical		Pro Forma Comparative
			Intrepid Mining LLC
		Intrepid Potash, Inc.	(Predecessor)
		April 25, 2008	January 1, 2008	For the Year Ended
		Through	Through
		December 31, 2008	April 24, 2008	December 31, 2008	December 31, 2007

	Sales	$305,914	$109,420	$415,334	$213,459

Less:	Freight costs	10,780	12,359	23,139	21,095
	Warehousing and handling costs	5,760	2,235	7,995	5,479
	Cost of goods sold	103,816	48,647	153,009	135,829

	Gross Margin	185,558	46,179	231,191	51,056

	Selling and administrative	22,832	6,034	31,839	22,682
	Accretion of asset retirement obligation	458	198	656	579
	Business interruption insurance settlements	—	—	—	(389)
	Loss on asset disposal and other	1,190	5	1,195	269
	Operating Income	161,078	39,942	197,501	27,915

	Other Income (Expense)
	Interest expense, including derivatives	(3,160)	(2,456)	(3,578)	(1,680)
	Interest income	1,005	23	1,028	1
	Insurance settlements in excess of property losses	(52)	6,998	6,946	3,202
	Other income (expense)	(1,105)	(14)	(1,120)	(211)

	Income Before Income Taxes	157,765	44,493	200,777	29,227

	Income Taxes (Expense) Benefit	(59,592)	4	(76,638)	(11,586)
	Net Income	$98,173	$44,497	$124,139	$17,641

	Weighted Average Shares Outstanding:
	Basic	74,843,139		74,843,139	74,902,081
	Diluted	74,988,292		75,043,241	74,968,216

	Earnings Per Share:
	Basic	$1.31		$1.66	$0.24
	Diluted	$1.31		$1.65	$0.24

INTREPID POTASH, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share amounts)

		Intrepid Mining LLC
	Intrepid Potash, Inc.	(Predecessor)
	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$116,573	$1,960
Accounts receivable:
Trade, net	15,107	23,251
Other receivables	385	264
Related parties	—	248
Refundable income taxes	9,967	—
Inventory, net	49,318	18,501
Prepaid expenses and other current assets	5,804	3,223
Current Deferred tax asset	1,222	—
Total current assets	198,376	47,447

Property, plant and equipment, net	138,790	63,336
Mineral properties and development costs, net	30,244	23,438
Long-term parts inventory, net	3,973	4,634
Other assets	6,053	7,872
Non-current Deferred tax asset	327,641	—
Total Assets	$705,077	$146,727

LIABILITIES AND STOCKHOLDERS’ / MEMBERS’ EQUITY
Current Liabilities:
Accounts payable:
Trade	$15,516	$8,213
Related parties	26	—
Accrued liabilities	14,967	9,674
Accrued employee compensation and benefits	6,478	6,643
Current installments of long-term debt	—	5,005
Other current liabilities	1,952	781
Total current liabilities	38,939	30,316

Long-term debt, net of current installments	—	96,350
Accrued pension liability	1,280	646
Asset retirement obligation	8,138	7,779
Other non-current liabilities	5,121	1,239
Total liabilities	53,478	136,330

Stockholders’ / Members’ Equity:
Member’s equity of Intrepid Mining LLC	—	11,035
Common stock of Intrepid Potash, Inc., $0.001 par value; 100,000,000 shares authorized and 74,846,874 outstanding at December 31, 2008, and 1,000 shares authorized and outstanding at December 31, 2007	75	—
Additional paid-in capital	554,743	—
Accumulated other comprehensive loss	(1,385)	(638)
Retained earnings	98,166	—
Total Stockholders’ / Members’ Equity	651,599	10,397

Total Liabilities and Stockholders’ / Members’ Equity	$705,077	$146,727

INTREPID POTASH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Intrepid Potash, Inc.		Intrepid Mining LLC (Predecessor)
	Three Months	April 25, 2008	January 1, 2008	Three Months	Year
	Ended	Through	Through	Ended	Ended
	December 31, 2008	December 31, 2008	April 24, 2008	December 31, 2007	December 31, 2007
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$22,690	$98,173	$44,497	$6,679	$29,684
Deferred income taxes	5,456	28,719	(4)	—	—
Insurance reimbursements	19	52	(6,998)	—	—
Items not affecting cash:
Depreciation, depletion, amortization and accretion	2,087	7,192	3,543	2,968	9,468
Stock-based compensation	2,920	7,555	—	—	—
Capitalized loan fee write-off	—	456	—	—	—
Loss on disposal of assets and other	12	1,150	35	229	777
Pension expense	49	49	—	(38)	(38)
Financial instruments loss (gain)	2,610	2,347	439	547	(280)
Bond sinking fund unrealized loss (gain)	465	962	135	151	22
Changes in operating assets and liabilities:
Trade accounts receivable	32,253	20,030	(11,886)	(3,685)	(7,297)
Insurance and other receivables	(183)	(59)	186	(2,176)	1,574
Refundable income taxes	(9,967)	(9,967)	—	—	—
Inventory	(25,125)	(29,326)	(830)	(2,536)	566
Prepaid expenses and other assets	862	1,685	(4,349)	(1,767)	(2,330)
Accounts payable and accrued liabilities	(3,060)	378	1,494	7,192	7,077
Income taxes payable	(11,508)	—	—	—	—
Other current liabilities	2,579	2,575	(251)	225	(273)
Total cash provided by operating activities	22,159	131,971	26,011	7,789	38,950
Cash Flows from Investing Activities:
Proceeds from insurance reimbursements	(19)	(52)	6,998	3,286	10,227
Additions to property, plant, and equipment	(39,295)	(63,070)	(14,747)	(6,701)	(27,971)
Additions to mineral properties and development costs	(5,499)	(5,724)	(15)	(326)	(373)
Cash received in exchange with Intrepid Mining LLC	—	428	—	—	—
Proceeds from sale of assets	446	447	—	500	500
Additions to bond sinking fund	48	10	(10)	(18)	(57)
Total cash used in investing activities	(44,319)	(67,961)	(7,774)	(3,259)	(17,674)
Cash Flows from Financing Activities:
Issuance of common stock, net of expenses	(85)	1,032,268	—	—	—
Proceeds from long-term debt	—	—	11,503	64,728	291,236
Repayments on long-term debt	—	(86,950)	(7,009)	(54,135)	(322,011)
Payments of capital leases	—	—	—	(59)	(59)
Debt Issuance Costs	—	—	—	(9)	(1,617)
Repayment of loans by Members	—	—	—	—	148
Capital contribution, net of expenses	—	—	—	(4)	38,782
Members’ capital distributions	—	—	(15,000)	(15,581)	(26,081)
Payments to Intrepid Mining LLC for exchange of assets and liabilities and formation distribution	—	(892,755)	—	—	—
Total cash provided by (used in) financing activities	(85)	52,563	(10,506)	(5,060)	(19,602)
Net Change in Cash and Cash Equivalents	(22,245)	116,573	7,731	(530)	1,674
Cash and Cash Equivalents, beginning of period	138,818	—	1,960	2,490	286
Cash and Cash Equivalents, end of period	$116,573	$116,573	$9,691	$1,960	$1,960
Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$639	$1,075	$2,274	$2,352	$7,939
Income taxes	$29,942	$40,840	$—	$—	$—

INTREPID POTASH, INC.

NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS

(In thousands)

Adjusted net income is calculated as net income adjusted for significant non-cash and non-recurring items. Examples of non-cash charges include insurance settlements in excess of property losses and non-cash gains or losses associated with unrealized derivative adjustments.  The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis.  In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.  The use of adjusted net income is intended to present this measure on a comparable basis for the impact of the IPO transaction for the period’s presented(1).

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

Adjusted Net Income

	Quarter Ended
	December 31,
	2008	2007

Net Income	$22,690	$4,694 (1)
Adjustments
Insurance settlement in excess of property losses	19	(3,202)
Unrealized derivative loss (gain)	2,610	547
Tax effect at statutory rate (2)	(1,033)	1,049
Total adjustments	1,596	(1,606)

Adjusted Net Income	$24,286	$3,088

(1)

Net income for the quarter ended December 31, 2007, is presented on a pro forma basis as fully described in Part I, Item 1A to our Form 10-K. Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.

(2)	Statutory rate of 39.3% for 2008 and 39.5% for 2007.

	Year Ended
	December 31,
	2008	2007

Net Income	$124,139 (1)	$17,641 (1)
Adjustments
Insurance settlement in excess of property losses	(6,946)	(3,202)
Unrealized derivative loss (gain)	2,786	(281)
Tax effect at statutory rate (2)	1,635	1,376
Total adjustments	(2,525)	(2,107)

Adjusted Net Income	$121,614	$15,534

(1)

Net income for the year ended December 31, 2007 & 2008, is presented on a pro forma basis as fully described in Part I, Item 1A to our Form 10-K. Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.

(2)	Statutory rate of 39.3% for 2008 and 39.5% for 2007.

INTREPID POTASH, INC.

EARNINGS BEFORE INCOME TAXES, INTEREST, DEPRECIATION,

AND AMORTIZATION

(In thousands)

Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) is computed as net income or pro forma net income adjusted for the add back of income tax expense, interest expense, depreciation, depletion, amortization, asset retirement obligation liability accretion, and impairment.  This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid’s ability to internally generate funds for capital investment.  In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.  EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP.  Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

	Quarter Ended
	December 31,
	2008	2007

Net Income	$22,690	$4,694	(1)

Income tax expense	13,927	3,082
Interest expense, including derivatives	2,703	1,067
Depreciation, depletion, amortization and accretion	2,087	2,968
Total adjustments	18,717	7,117

Earnings Before Income Taxes, Interest, Depreciation, Depletion, and Amortization	$41,407	$11,811

(1)

Net income for the quarter ended December 31, 2007, is presented on a pro forma basis as fully described in Part I, Item 1A to our Form 10-K. Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.

	Year Ended
	December 31,
	2008		2007

Net Income	$124,139	(1)	$17,641	(1)

Income tax expense	76,638		11,586
Interest expense, including derivatives	3,578		1,680
Depreciation, depletion, amortization and accretion	10,735		9,468
Total adjustments	90,951		22,734

Earnings Before Income Taxes, Interest, Depreciation, Depletion, and Amortization	$215,090		$40,375

(1)

Net income for the year ended December 31, 2007 & 2008, is presented on a pro forma basis as fully described in Part I, Item 1A to our Form 10-K. Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.